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The following transcript is an ExxonMobil presentation made at the National Association of Regulatory Utility Commissioners Winter Policy Summit on February 9. The presentation was posted and made available at to summit attendees from the NARUC website on February 10, 2020.

Hi. Thank you very much for inviting me to speak today about LNG imports into natural gas markets. I’ll share today some of the advocacy work that ExxonMobil has done. Next slide.

OK, the three key points I’d like to bring up today or first is that natural gas is an important and growing primary energy source around the world. ExxonMobil is a large producer of natural gas and a leader in LNG production, transportation and marketing. And finally that a well-functioning natural gas market facilitates LNG imports. Next slide.

So first, let’s talk about natural gas. Natural gas plays an important role. You can go ahead and advance it there. Go OK. Natural gas plays a vital role in satisfying the energy needs of consumers worldwide while helping to mitigate the risks of climate change. Natural gas is abundant. Natural gas resource estimates keep rising as technology unlocks resources that were previously considered either too difficult or too costly to produce. Natural gas is a cleaner fuel choosing natural gas as a cleaner burning alternative to coal improves air quality and reduces carbon intensity. And there’s a growing demand for natural gas. In our energy outlook we show that natural gas demand grows more than any other energy source, rising from 23% of the global energy mix in 2017 to 26% by 2040. And also in 2017 LNG trade met about 10% of the global natural gas demand, and we expect by 2040 that LNG trade will meet nearly 20% of the world’s natural gas needs. So it’ll be more of it moving around to get to the markets that it needs to go. So we feel that the diversity or reliability of LNG supplies, combined with the flexibility to ship natural gas to where it’s needed, make LNG a favorable choice for nations needing dependable lower emissions energy sources to foster economic growth. OK.

So what I’d like to talk about here is ExxonMobil’s LNG presence, global presence, and their diverse supply portfolio to give you an idea of where we operate and the types of things that we do. So if we look at the on the global map here, the red stars show where we have existing LNG supplies in Qatar, Australia and Papua New Guinea. The green circles here show where we have existing import terminals or terminal capacity in the U.S. and in Europe and South Hook, Zeebrugge and Adriatic. The dark shaded areas of the map indicate where we have ExxonMobil customers. So we have customers in North America, South America, Europe, the Middle East and Asia Pacific. And we also have a significant number of places where we do LNG marketing: in North America, South America, Europe and Asia Pacific. The light green circles show where we have near term LNG supplier development: in North America, Mozambique and Papa New Guinea. And then also the blue show where we have large gas resources with LNG potential in Western Canada, Tanzania, Australia and Sakhalin. Advance it.

We have more than 40 years of LNG project development experience and we’re a lead developer of numerous capital intensive complex projects from concept selection to final investment decisions.

So beyond the technical were also interested in natural gas markets, which are shown at the center of this graphic. ExxonMobil has comprehensive experience in the natural gas value chain as I’ve mentioned and producing LNG, but also at buying it and selling it and using it as a customer. We have found that a well-functioning natural gas market facilitates the use of natural gas. So we spend a lot of time researching and studying markets to understand how natural gas can fit into the energy mix and thrive in a market. We can pull on our experiences in various markets over the years to guide and inform newly developing natural gas markets and are often asked to share information on how large competitive natural gas markets operate and about their development journey.

So if we talk about natural gas markets, there are many different types of functioning markets around the world. There are fully competitive markets, there are vertical monopolies, state owned or utility owned, and there are state controlled markets. And we’re often asked which type of market is the best one. We kind of have to answer, “it depends.” Because a lot of them worked well and we’re not one to specify what the market should be. And each market has its own unique combination of characteristics based on a lot of different factors. What the overall government structure and stability is like. The economic status of the country. Whether it’s a developing country or an established developed country. What type of regulatory framework is in place or is intended to be put into place. What type of market participants there are, if there’s just a few or quite a quite a few. And what type of infrastructure development is available. Natural gas requires a lot of infrastructure and depending on whether there is that infrastructure present or whether it needs to be built as an important part of how the market operates. And access to that infrastructure is important in in terms of who has access and how that can be allocated. Another aspect of a market is the local resource supply, whether that market is, has domestic production or whether its imports or whether the combination of production and imports. And also the market demand. What sectors use natural gas and what type of peaks are there. Are there seasonal peaks because of the presence of hydro generation? And one of the daily type peaks.

So ExxonMobil works with countries and we share information and insights on key regulatory actions. Those things that worked and did not work. And we share the context in what they happened. We don’t prescribe how to write laws or regulations, but instead we encourage the examination of the intent of a regulation and the potential impact for that change on all the different stake holders. We encourage soliciting comments on proposed changes before they are enacted to prevent unintended consequences. So let’s turn to the next page and we’ll talk a little bit about some of the efforts that ExxonMobil has done with particular countries.

So three countries that we’ve worked with recently are India, China and Brazil. And these are countries that are anticipating more LNG imports in the future and are taking actions now to liberalize their gas markets to change their gas markets in order to facilitate this incoming more and more natural gas. In India, the Prime Minister has a target of increasing the natural gas in the energy next from current level of 6% to 15% by 2030. In China, they’ve created a national pipeline company PipeChina. In December of 2019. And they and they would like to establish their working to establish open access and encourage more participants in their gas market. And Brazil has initiated programs in order to move from monopoly controlled market to a competitive market with open access to transmission infrastructure and to invite more market participants.

So what have we done in these countries? In India we’re participants on the US India Gas Task Force, which is under the US India Strategic energy partnership to expand and elevate US India cooperation. There are several different subcommittees. I’m personally a member of the markets and regulations subcommittee. And what we’re doing on those types of efforts is that we’re looking at the processes in in the market of how things are done in the US, and then also how they’re done in India to see if there’s any best practices from the experiences in the US market that can be applied and try it out in the India market. We’ve been looking at pipeline development, pipe access to pipelines and also right of way. That acquisition and how that works. In China, ExxonMobil has collaborated with the International Energy Agency on a publication entitled “Gas Market Liberalization Reform, Key Insights from International Experiences, and the Implications for China.” And we’ve also participated in workshops explaining gas markets, transportation and gas hubs with regulators in order to share our experiences on how things work in the US and the EU, to provide some context on how these work. In Brazil we’re a participant in the gas committee of the IBP, which is the Brazilian Petroleum Institute, and we also have given presentations at a gas seminar on how the European gas market works. Although we’re providing information in these interactions, we also are able to learn about this specific concerns or challenges that the regulators have in their particular countries, and some of those issues are similar to issues we faced over time and in in either the US or EU, but some are actually unique to that particular market. Go ahead.

So to summarize, we just like to say that the market is a vital part of the natural gas value chain, and we feel that sharing information as appropriate on the evaluation and development of large competitive gas markets and their key enablers helps progress the market development of a country, and it’s also a means to open dialogue between the government and market participants.

So with that I thank you very much. And is there any questions? I’ll turn over to you, Commissioner Burman.

[Question from moderator, Commissioner Diane X. Burman: What are the countries that are looking to liberalize their gas markets most interested in learning, in your opinion?]

I think what they’re most interested in learning is about how to attract more participants to their market. Often the markets are dominated by one or two or three large companies, state owned entities, and they like to invite more participants to join in. And while there they’d like to find out how they can get these people to come get these companies to come, their also interested in making sure that they are fair to everyone who does participate in it. So it’s a challenge in explaining how it happened in Europe, how it happened in the US, and kind of what things they can do.

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Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) intends to file a proxy statement and associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in ExxonMobil’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 26, 2020, ExxonMobil’s proxy statement for the 2020 Annual Meeting of Shareholders, filed with the SEC on April 9, 2020 and ExxonMobil’s Form 8-K filed with the SEC on December 1, 2020. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the

2020 proxy statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.